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                                                                    EXHIBIT 99.1

AVTEAM ANNOUNCES AGREEMENT TO ACQUIRE LEADING ENGINE REPAIR FACILITY AND REPORTS PRELIMINARY THIRD QUARTER RESULTS

PR Newswire - October 12, 1998 16:15
MIRAMAR, Fla., Oct. 12 /PRNewswire/ AVTEAM, Inc. (Nasdaq: AVTM), a global supplier of aftermarket aircraft engines, engine parts and airframe components, today announced a definitive agreement to acquire M&M Aircraft Services, Inc., which management believes is one of the largest privately held jet engine overhaul operations in the world. The company said also that third quarter 1998 net sales are expected to be approximately $15 million, compared with $13.3 million a year earlier, and that earnings are expected to increase at a similar rate.

AVTEAM said it will pay $30 million in cash and 350,000 shares of its class A common stock to acquire the assets and assume certain liabilities of M&M, an engine and engine component repair operation licensed by the Federal Aviation Administration. The transaction is subject to certain regulatory approvals and other customary conditions.

Donald Graw, AVTEAM's chairman and chief executive officer, said the acquisition of M&M Aircraft Services significantly increases the company's sales and growth prospects and is "a giant step toward our goal of becoming a provider of a full range of services to airlines around the world." He said M&M will greatly enhance AVTEAM's access to the $28 billion worldwide aviation maintenance, repair and overhaul market. M&M Aircraft Services reported revenue of approximately $27 million in 1997 and more than $30 million in the first nine months of 1998. AVTEAM expects the acquisition to have little or no effect on earnings this year, but to be accretive to earnings in 1999.

Mr. Graw said M&M "adds an entirely new and important dimension to AVTEAM, giving us the means to more effectively control the marketing, sale and repair of our engine-related products." Both AVTEAM and M&M specialize in the JT8D series of aircraft engines, the most widely used jet engines in the world, and both companies seek to expand their capabilities to include the CFM56, which today is produced in greater quantities than any other jet aircraft engine in the world. M&M, founded in 1984, recently opened a new state-of-the-art facility in Medley, Fla., less than ten miles from AVTEAM's headquarters.

Simultaneously with announcing the M&M agreement, AVTEAM stated that although sufficient data is not yet available for determining third quarter 1998 profits, the company expects a gain in earnings commensurate with the sales increase. The company had net income of $803,000 in last year's third quarter. Management expects this year's fourth quarter's results to surpass those for the fourth quarter of 1997, when the company had net income of $1.5 million on revenue of $20.7 million.

Mr. Graw said third-quarter 1998 sales and earnings growth was slower than expected because of aggressive pricing of whole engines by competitors. He added that AVTEAM declined to match these actions by sharply reducing the price of engines it had in inventory. Instead the company acted to maintain its normal gross margins.

"There are indications in the marketplace that this price pressure is beginning to lift," he said. "We believe that -- partly because we did not sell at all costs in the third quarter -- we have a whole-engine inventory that is well suited to meet customer demand in the fourth quarter. In any case, clearly this whole pricing situation has not been a big enough problem to stop our sales and earnings from continuing to grow.

"Certainly we regret this turbulence in our markets, but we remain very optimistic about the outlook for our company," Mr. Graw continued. "We intend to continue expanding our capabilities, and our global reputation continues to be a tremendous competitive asset. We think it is noteworthy that AVTEAM is continuing to achieve strong internal growth, and that our growth up to this point has not been dependent on acquisitions."

Mr. Graw said the company's growth strategy, which involves broadening the products and services it offers and increasing direct sales to airlines, continues to produce positive results. For example, he said, AVTEAM recently executed a contract, renewable annually, under which it provides engine management services to Southwest Airlines for certain JT8D engines. This is in addition to AVTEAM's hush kit installation contract with Southwest Airlines and therefore expands the relationship. He added that the company's parts sales remain strong.

AVTEAM, which is headquartered in Miramar, Fla., and also has operations in Dallas, Texas, last year completed an initial public offering of approximately
4.8 million shares, raising net proceeds of approximately $25.6 million. Since beginning operations in 1992, the company has focused on the purchase and resale of Pratt & Whitney JT8D engines and components, which power approximately 33 percent of the world's commercial aviation fleet. Recently AVTEAM has expanded its product line to include CF6 engine parts and DC10 material, extending the company's capabilities into the wide-body market. The company also offers equipment leasing, engine management services and certain on-wing engine maintenance services.

Except for the historical information contained in this news release, the matters discussed in this news release are "forward-looking statements" within the meaning of the federal securities law and are not guarantees of future performance. For a variety of reasons, the company's actual results could differ materially from any forward-looking statements made in this news release. Among the factors that could cause actual results to differ from predicted or expected results are the following: the company's ability to effectively integrate acquired companies and the effects of increased indebtedness as a result of the company's acquisitions; a decline in the demand for aftermarket aircraft engines, engine parts and airframe components, which could materially adversely affect the company's revenues; the availability of aircraft engines, engine parts and airframe components for resale, which could hamper the company's ability to maintain adequate levels of inventory and meet customer demand; the possibility that regulatory changes and unforeseen events could impact the company's ability to provide products and services to its customers; existing competition from national and regional competitors and the condition of the airline industry, which could result in pricing, supply and demand, and other pressures on profitability and market share; and other risks and uncertainties set forth in the company's filings with the Securities and Exchange Commission, including but not limited to the company's prospectus dated October 30, 1997, for its initial public offering and the company's annual report on Form 10-K for the year ended December 31, 1997. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

SOURCE AVTEAM, Inc.
/CONTACT: Donald A. Graw, Chairman and Chief Executive
Officer of AVTEAM,
954-431-2359; or General Info, Jerry Meyer, Analyst
Info, John McNamara, or
Media Info, Claudine Cornelis, all of The Financial
Relations Board,
212-661-8030/